Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces
Public Offering of Convertible Perpetual Preferred Stock
DENVER – June 16, 2009 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it has commenced a public offering of 3,000,000 shares of convertible perpetual preferred stock. Whiting will grant the underwriters for the offering an option to purchase up to an additional 450,000 shares to cover over-allotments, if any. Whiting expects to use the net proceeds to repay a portion of the debt outstanding under its credit agreement. The amounts repaid under the credit agreement will be available for Whiting to reborrow in the future.
Merrill Lynch & Co., J.P. Morgan Securities Inc. and Wachovia Securities will act as book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department, J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or Wachovia Securities, 375 Park Avenue, New York, NY 10152. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s Web site at www.sec.gov.

The shares are being offered pursuant to an effective shelf registration statement that Whiting previously filed with the U.S. Securities and Exchange Commission. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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